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                                                            Exhibit 12

                          LOCKHEED MARTIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                          (In millions, except ratio)
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EARNINGS:
Net earnings                                              $  558
Income tax expense                                           334
Interest expense                                             434
Amortization of debt premium and discount, net                (2)
Portion of rents representative of an interest factor         26
                                                          ------

Adjusted earnings before taxes and fixed charges          $1,350
                                                          ======

FIXED CHARGES:
Interest expense                                          $  434
Amortization of debt premium and discount, net                (2)
Portion of rents representative of an interest factor         26
Capitalized interest                                           4
                                                          ------

Total fixed charges                                       $  462
                                                          ======

RATIO OF EARNINGS TO FIXED CHARGES                           2.9
                                                          ======

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